				EXHIBIT 99.1

Average Daily Trading Volume of Breakwater Resources Ltd. Common Shares for the 12-month period ended June 14, 2007

Date	TSX	Off-Exchange Markets (US)	Off-Exchange Markets (Germany)	Combined
June 1-14, 2007	47,114,309	1,623,134	7,884	48,745,327
May 1-31, 2007	147,008,089	6,528,367	44,046	153,580,502
April 2-30, 2007	109,757,369	5,553,508	23,185	115,334,062
March 1-30, 2007	67,358,135	2,574,090	13,082	69,945,307
Febuary 1-28, 2007	128,175,598	3,845,682	36,274	132,057,554
January 2-31, 2007	70,533,168	5,235,601	49,317	75,818,086
December 1-29, 2006	64,155,771	5,993,845	27,027	70,176,643
November 1-30, 2006	87,227,553	7,322,655	35,565	94,585,773
October 2-31, 2006	60,882,371	3,387,357	9,800	64,279,528
September 1-29, 2006	86,832,634	3,084,191	7,025	89,923,850
August 1-31, 2006	48,718,148	2,450,101	564	51,168,813
July 4-31, 2006	37,244,782	1,411,656	3,650	38,660,088
June 13-30, 2006	29,336,423	1,195,954	4,775	30,537,152
Total Trading Volume 12 months	984,344,350	50,206,141	262,194	1,034,812,685
Days of Trading	254	253	253	253.30
Average Daily Trading Volume	3,875,371	198,443	1,036	4,085,324
Percentage of Total Average Daily Trading Volume	95.12%	4.85%	0.03%	100.00%

Source of Trading Volume Data:
TSX data was retreived from "TSX Historical Data Access".
Off-Exchange Markets (US) and Off-Exchange Market (Germany) was retrieved from Bloomberg.